[LETTERHEAD OF DAVIS, GRAHAM & STUBBS LLP APPEARS HERE]



                             July 25, 1996


Union Bankshares, Ltd.
1825 Lawrence Street, Suite 444
Denver, CO  80202

     Re:  Sale of Shares of Common Stock Pursuant
          to Registration Statement on Form S-8
          ---------------------------------------

Ladies and Gentlemen:

     We have acted as counsel to Union Bankshares, Ltd. (the "Company") in connection with the registration by the Company of 250,000 shares of Common Stock (the "Shares") described in the Registration Statement on Form S-8 of the Company, being filed with the Securities and Exchange Commission concurrently herewith. In such connection we have examined certain corporate records and proceedings of the Company including actions taken by the Company's Board of Directors in respect of the authorization and issuance of the Shares, and such other matters as we deemed appropriate.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold as contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable shares of capital stock of the Company.

     We hereby consent to be named in the Registration Statement as the attorneys who will pass upon legal matters in connection with the issuance of the Shares, and to the filing of this Opinion as an Exhibit to the aforesaid Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules of the Securities and Exchange Commission.

                                   Very truly yours,